Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports Second Quarter Earnings
And Announces Cash Dividend for the Quarter Ended June 30, 2007

Naugatuck, CT, July 19, 2007.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $312,000 for the quarter ended June 30, 2007 versus net income of $413,000 for the quarter ended June 30, 2006, a decrease of $101,000 or 24.5%.  In addition, for the six month period ended June 30, 2007, the Company announced net income of $587,000 compared to net income of $884,000 for the six months ended June 30, 2006.  Earnings per share for the quarter and six months ended June 30, 2007 were $.04 and $.08 respectively, compared to $.06 and $.12 for the quarter and six months ended June 30, 2006.

Net interest income for the quarter ended June 30, 2007 totaled $2.84 million compared to $2.89 million for the quarter ended June 30, 2006, a decrease of $52,000 or 1.8%. For the six month period ended June 30, 2007, net interest income totaled $5.73 million compared to $5.77 million for the six months ended June 30, 2006, a decrease of $37,000 or 0.64%.  Net interest income in the three and six month periods was relatively flat although the Company experienced an increase in the average balances of interest earning assets of 16.1% in the three month period and an increase of 16.8% in the six month period, combined with an increase in the average rate earned on these assets of 24 basis points and 31 basis points during the same periods over the 2006 rates.  The increase in interest earning assets for the three month period is attributed primarily to an increase in the loan portfolio.  The average balances in the loan portfolio increased by 19.6% and 19.9% during the three and six month periods.  The largest increases were in the commercial portfolio followed by the residential mortgage portfolio.  The increase in interest income was offset by an increase in interest expense.  Interest expense increased by $1.1 million, or 52.1% in the three month period and increased by $2.3 million, or 56.7% in the six month period due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings.  The average balances of deposits increased by 18.8% and 19.7% in the three and six month periods respectively.  The average balance of borrowings increased by 15.1% and 16.3% over the same periods.  The Company experienced increases of 76 basis points and 82 basis points in the average rates paid on deposits and borrowing in the three and six month periods respectively.  The largest increases in deposits were in certificates of deposit, checking accounts and money market accounts, partially offset by a decrease in savings accounts.

Non interest income was $606,000 for the quarter ended June 30, 2007 compared to $470,000 for the quarter ended June 30, 2006, an increase of 28.9%. For the six months ended June 30, 2007, the increase was 24.9% to $1.1 million compared to $905,000 for the period ended June 30, 2006.  The largest increase in non interest income was in income from investment advisory services with an increase of $66,000 in the three month period and an increase of $97,000 in the six month period along with increases in fees for services related to deposit accounts and fees for other services in both periods, all as a result of growth of the products in these areas.  The company also experienced gains on the sale of investments in both 2007 periods.

Non interest expense was $3.1 million for the quarter ended June 30, 2007 compared to $2.8 million for the quarter ended June 30, 2006.  For the six months ended June 30, 2007 non-interest expense was $6.2 million compared to $5.5 million for the six months ended June 30, 2006.  The increases in both periods were primarily the result of increases in compensation costs, office occupancy expenses and computer processing costs over the 2006 periods.  All of these increases are largely related to the opening of three new branch offices in the third quarter of 2006.

Total assets were $429.3 million at June 30, 2007 compared to $413.9 million at December 31, 2006, an increase of $15.4 million or 3.7%.  Total liabilities were $379.2 million at June 30, 2007 compared to $362.8 million at December 31, 2006.  Deposits at June 30, 2007 were $307.8 million, an increase of $15.1 million or 5.2% over December 31, 2006.  The increase in deposits was primarily due to the opening of the three new branch offices.  Borrowed funds increased from $68.5 million at December 31, 2006 to $69.7 million at June 30, 2007.  The increases in deposits and borrowings were primarily used to fund growth in loans.

Total stockholders’ equity was $50.1 million at June 30, 2007 compared to $51.1 million at December 31, 2006, due to net income of $587,000 for the six month period, dividends of $299,000 paid to stockholders, stock repurchases of $1.0 million, a net increase to the unrealized loss on available for sale securities of $362,000 and $82,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At June 30, 2007, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

In addition, on July 17, 2007, the Board of Directors of the Company declared a cash dividend for the quarter ended June 30, 2007, of $.05 per share to stockholders of record on August 6, 2007.  Payment of the cash dividend will be made on or about September 1, 2007.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, will waive receipt of the dividend.

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2007	2006
	(Unaudited)
	(in thousands)
ASSETS
Cash and due from depository institutions	$8,958	$7,911
Investment in federal funds	2,626	31
Investment securities	63,781	70,267
Loans receivable, net	326,625	308,376
Deferred income taxes	1,636	1,450
Other assets	25,670	25,820

Total assets	$429,296	$413,855

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$307,757	$292,693
Borrowed funds	69,742	68,488
Other liabilities	1,743	1,590

Total liabilities	379,242	362,771

Total stockholders' equity	50,054	51,084

Total liabilities and stockholders' equity	$429,296	$413,855

SELECTED OPERATIONS DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Total interest income	$6,030	$4,990	$12,013	$9,777
Total interest expense	3,189	2,097	6,285	4,012
Net interest income	2,841	2,893	5,728	5,765

Provision for loan losses	-	68	51	130

Net interest income after provision for loan losses	2,841	2,825	5,677	5,635

Noninterest income	606	470	1,130	905
Noninterest expense	3,096	2,812	6,159	5,452

Income before provision
for income taxes	351	483	648	1,088
Provision for income taxes	39	70	61	204

Net Income	$312	$413	$587	$884

Earnings per common share - basic and diluted	$0.04	$0.06	$0.08	$0.12

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,
	2007	2006

Return on average assets	0.29%	0.45%
Return on average equity	2.44	3.17
Interest rate spread	2.70	3.22
Net interest margin	2.89	3.41
Efficiency ratio (2)	89.59	83.38

ASSET QUALITY RATIOS:	At June 30,	At December 31,
	2007	2006
	(Dollars in thousands)

Allowance for loan losses	$2,073	$2,071
Allowance for loan losses as a percent of total loans	0.63%	0.67%
Allowance for loan losses as a percent of
nonperforming loans	233.18	103.03
Net charge-offs to average loans
outstanding during the period	-	-
Nonperforming loans	$889	$2,010
Nonperforming loans as a percent of total loans	0.27	0.65
Nonperforming assets	$889	$2,010
Nonperforming assets as a percent of total assets	0.21	0.49

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000